Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-145331 on Form S-4 of our reports dated November 21, 2006, relating to the consolidated financial statements of Washington Federal, Inc. and to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Washington Federal, Inc. for the year ended September 30, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Seattle, WA

August 30, 2007